Exhibit 99.2

For Immediate Release

Contact:

George Gantz

603-773-6569

gantz@unitil.com

Unitil Debt Financing Completed

Hampton, NH. – December 16, 2008: Unitil Corporation (NYSE:UTL) announced that on December 15, 2008 its local natural gas transmission pipeline, Granite State Gas Transmission Inc. (“Granite State”) completed the private placement of $10 million of senior unsecured notes due 2018 with a coupon rate of 7.15%. The net proceeds of the debt issuance are ultimately being used to repay a portion of the bank financing for Unitil’s acquisition of Granite State. The acquisition was completed on Monday, December 1, 2008.

RBC Capital Markets Corporation served as Unitil’s placement agent for the debt financing and Dewey & LeBoeuf LLP provided legal representation.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the Northeast. Unitil has approximately 430 employees and serves approximately 167,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.